UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SOLARWINDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SolarWinds, Inc.

3711 South MoPac Expressway

Building Two

Austin, Texas 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 2011

To the Stockholders of SolarWinds, Inc.:

The annual meeting of stockholders for SolarWinds, Inc. (“we,” “us,” or the “Company”) will be held at the Four Seasons Hotel, 98 San Jacinto Boulevard, Austin, Texas, U.S.A. 78701-4039, on Thursday, May 19, 2011 at 8:30 a.m. local time. The purposes of the meeting are:

1.	To elect three Class II directors (Proposal One);

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal Two);

3.	To vote on a non-binding basis on the compensation of the named executive officers (Proposal Three);

4.	To vote on a non-binding basis on the frequency of future advisory votes on executive compensation (Proposal Four); and

5.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Our board of directors (the “Board”) has fixed the close of business on March 21, 2011 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the annual meeting. This notice of annual meeting of stockholders and accompanying proxy statement are being distributed or made available to stockholders beginning on or about April 8, 2011.

Our annual meeting will be webcast on our website at http://ir.solarwinds.com. The webcast will begin at 8:30 a.m. on May 19, 2011 and an archived copy of the webcast will be available on our website for 30 days thereafter.

YOUR VOTE IS IMPORTANT!

Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 19, 2011: The proxy statement and annual report are available at www.proxyvote.com.

By order of the Board of Directors,

Kevin B. Thompson

President, Chief Executive Officer and Director

Austin, Texas

Date: April 8, 2011

SOLARWINDS, INC.

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May 19, 2011

SOLARWINDS, INC.

3711 South MoPac Expressway

Building Two

Austin, Texas 78746

(512) 682-9300

PROXY STATEMENT

FOR THE

2011 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held at the Four Seasons Hotel, 98 San Jacinto Boulevard, Austin, Texas, U.S.A. 78701-4039, on Thursday, May 19, 2011 at 8:30 a.m. local time. On April 8, 2011, we began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials (“Notice”).

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. As a result, you have not been provided a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.

What is the purpose of the proxy materials?

You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the annual meeting. This proxy statement describes issues on which we would like you to vote at our annual meeting of stockholders and gives you information on these issues so that you can make an informed decision.

Our Board has made this proxy statement and proxy card available to you on the Internet because you own shares of SolarWinds, Inc. common stock, in addition to delivering printed versions of this proxy statement and proxy card to certain stockholders by mail.

When you vote by using the Internet, by telephone or (if you received your proxy card by mail) by signing and returning the proxy card, you appoint Kevin B. Thompson and Michael J. Berry as your representatives at the annual meeting. They will vote your shares at the annual meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. Consequently, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by using the Internet, by telephone or (if you received your proxy card by mail) by signing and returning your proxy card.

Who is entitled to vote?

Holders of our common stock at the close of business on March 21, 2011 are entitled to vote. March 21, 2011 is referred to as the record date.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the annual meeting on May 19, 2011 and will be accessible in electronic form for ten days prior to the meeting at our principal place of business, 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, between the hours of 9:00 a.m. and 5:00 p.m local time.

To how many votes is each share of common stock entitled?

Holders of common stock are entitled to one vote per share. On the record date, there were 72,573,621 shares of our common stock outstanding and entitled to vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, to be a “stockholder of record.” The Notice has been or will be sent directly to you, unless you previously requested printed copies of our proxy materials.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” In this case, the Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.

How do I vote?

Stockholders of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person. If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

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Through the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 18, 2011. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

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By telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 18, 2011. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	By mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the annual meeting, if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the annual meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the annual meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	sending written notice of revocation to Corporate Secretary, SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746; or

•	voting in person at the annual meeting.

Attendance at the meeting will not by itself revoke a proxy.

How many votes do you need to hold the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business.

On what items am I voting?

You are being asked to vote on four items:

•	the election of three Class II directors nominated by the Board and named in the proxy statement to serve a term of three years until our 2014 annual meeting of stockholders (Proposal One);

•	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2011 (Proposal Two);

•	the approval, by non-binding vote, of the compensation of the named executive officers (Proposal Three); and

•	the approval, by non-binding vote, of the frequency of the advisory vote on executive compensation (Proposal Four).

This year, we are including Proposal Three, more commonly referred to as the “Say on Pay” vote, and Proposal Four pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act. Voting results for each of these two proposals are non-binding.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the three nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the three nominees.

The three nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality. If you hold shares of common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for the election of directors. Accordingly, it is important that you provide voting instructions to your bank or broker, so that your shares may be voted in the election of directors.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either:

•	reduce the number of directors that serve on the Board, or

•	designate a substitute nominee.

If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal or your broker is unable to vote your shares, it will have the same effect as a vote against the proposal.

How may I vote for the approval of the compensation of the named executive officers, and how many votes must the proposal receive to pass?

With respect to the proposal to approve the compensation of the named executive officers, or the Say on Pay vote, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting is required to approve the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement. The vote to approve the compensation paid to our named executive officers is an advisory vote only and, therefore, the result of that vote will not be binding on our Board or Compensation Committee. Our Compensation Committee will, however, consider the outcome of the vote when determining future executive compensation arrangements. If you abstain from voting on the proposal or your broker is unable to vote your shares, it will have the same effect as a vote against the proposal.

How may I vote for the recommendation of the frequency of future Say on Pay votes, and how many votes must the proposal receive to pass?

With respect to the proposal to recommend the frequency of future Say on Pay votes, you may choose among the following four options:

•	vote for the Say on Pay vote to be held every THREE years;

•	vote for the Say on Pay vote to be held every TWO years;

•	vote for the Say on Pay vote to be held every ONE year; or

•	ABSTAIN from voting on the proposal.

The frequency of future Say on Pay votes receiving the highest number of affirmative votes will be the recommendation to the Board. The vote as to the frequency of future Say on Pay votes is an advisory vote only and, therefore, the result of that vote will not be binding on our Board. Our Board will, however, consider the outcome of the vote when determining the future frequency of Say on Pay votes. If you abstain from voting on the proposal or your broker is unable to vote your shares, it will have the same effect as a vote against the proposal.

How does the board of directors recommend that I vote?

The Board recommends a vote:

•	FOR all three director nominees;

•	FOR the ratification of the appointment of our independent registered public accountants;

•	FOR the approval of the compensation of the named executive officers; and

•	FOR the advisory vote on executive compensation to be held every THREE years.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted in favor of the above-listed Board recommendations.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?

If your shares are held in street name through a bank or broker, your bank or broker may vote your shares under certain limited circumstances if you do not provide voting instructions before the annual meeting, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to this proposal, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The other proposals are not considered to be routine matters under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the annual meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

What do I need to show to attend the annual meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of SolarWinds, Inc. common stock as of March 21, 2011) and a form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the annual meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.

Can I receive future proxy materials and annual reports electronically?

Yes. This proxy statement and the 2010 Annual Report to Stockholders are available on our investor relations website located at http://ir.solarwinds.com. Instead of receiving paper copies in the mail, stockholders can elect to receive an email that provides a link to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business, and will reduce the environmental impact of our annual meetings, and will give you an automatic link to the proxy voting site.

Can I submit a proposal for inclusion in the proxy statement for the 2012 annual meeting?

Stockholders of the Company may submit proper proposals for inclusion in our proxy statement and for consideration at our 2012 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be considered for inclusion in our proxy materials for the 2012 annual meeting of stockholders, stockholder proposals must:

(a)	be received by our Corporate Secretary no later than the close of business on December 9, 2011; and

(b)	otherwise comply with the requirements of Delaware law, Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and our amended and restated bylaws.

Unless we receive notice in the foregoing manner, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2012 annual meeting of stockholders. A copy of our bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Corporate Secretary. Such requests and all notices of proposals and director nominations by stockholders should be sent to SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attention: Corporate Secretary.

Important Notice Regarding the Availability of Proxy Materials

for the Meeting to be Held on Thursday, May 19, 2011

This proxy statement and our Annual Report to Stockholders are available on-line at www.proxyvote.com.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our Board is currently comprised of eight (8) directors and is divided into three classes with staggered three-year terms. The Board currently has three directors in Class I, three directors in Class II and two directors in Class III. The term of office of our Class II directors, Mark Bonham, Steven M. Cakebread and Roger J. Sippl, will expire at this year’s annual meeting. The term of office of our Class III directors, Ellen F. Siminoff and Lloyd G. Waterhouse, will expire at the 2012 annual meeting of stockholders. The term of office of our Class I directors, Jeffrey L. Horing, J. Benjamin Nye and Kevin B. Thompson, will expire at the 2013 annual meeting of stockholders. There are no family relationships among any of our directors or executive officers.

Nominees for Election as Class II Directors at the Annual Meeting

Listed below are this year’s nominees for election to the Board as Class II directors. If elected, each nominee will serve for a term of three years expiring at the 2014 annual meeting of stockholders, or until a successor has been duly elected and qualified or until the nominee’s earlier death, resignation or removal. The age of each director is as of April 1, 2011.

Name	Age	Positions and Offices Held with Company	Director Since
Mark Bonham	51	Director	February 2010
Steven M. Cakebread	59	Director	January 2008
Roger J. Sippl	56	Director	March 2010

Mark Bonham is currently a partner with SageCreek Partners LLC, a “mentor capital” and business consulting company. From July 2007 to September 2008, he practiced law at Ray Quinney & Nebeker, a leading Salt Lake City law firm, where he was a member of the Technology Committee and Chair of the Venture Section. For the preceding twenty years, Mr. Bonham was an associate and then a partner at Wilson Sonsini Goodrich & Rosati, a leading Silicon Valley-based law firm, where he served at various times as a member of the Hiring (lead partner), WS Investments, Technology, Compensation and Knowledge Management (co-chair) Committees in addition to his corporate and securities practice. Mr. Bonham received a B.A. in economics from Brigham Young University and a J.D. from Harvard Law School. We believe that Mr. Bonham’s legal, financial, corporate governance knowledge and business expertise, including his experience acting as an advisor to many private and public technology companies, among them several software and Internet companies, are sufficient qualifications and skills to serve as a Director.

Steven M. Cakebread has served as the Chief Financial Officer of Pandora Media, Inc. since March 2010. From February 2009 to August 2009, he served as the Senior Vice President, Chief Financial Officer and Chief Administrative Officer at Xactly Corporation, a provider of on-demand sales performance management software, where he was responsible for financial operations, legal, information technology, facilities and human resources. From February 2008 to January 2009, Mr. Cakebread served as the President and Chief Strategy Officer of salesforce.com, a customer relationship management service provider, and as Executive Vice President and Chief Financial Officer of salesforce.com from May 2002 to February 2008. In his various positions at salesforce.com, Mr. Cakebread was responsible for managing the company’s global financial staff and initiatives and evaluating its software service deliverability. From April 1997 to April 2002, Mr. Cakebread served as Senior Vice President and Chief Financial Officer at Autodesk, a software company. From April 1992 to April 1997, he was Vice President of Finance for Silicon Graphics World Trade, a subsidiary of a high-performance computing and data management company. Mr. Cakebread received a B.S. from the University of California at Berkeley and an M.B.A. from Indiana University. Mr. Cakebread also serves on the board of directors of eHealth, Inc. (NASDAQ: EHTH) and ServiceSource. We believe that Mr. Cakebread’s considerable management, operational and financial expertise, including a deep understanding of public company accounting principles and financial reporting rules and regulations, and his insight into opportunities and challenges facing global technology companies fostered as a senior officer of various software companies are sufficient qualifications and skills to serve as a Director.

Roger J. Sippl has been a Managing Member and Partner of Sippl Investments, LLC, a venture capital firm, since 1998. In 2002, Mr. Sippl founded Above All Software, Inc., a business integration software company, and served as its Chief Executive Officer until April 2005 and as its Chairman of the Board from April 2005 until March 2007. Mr. Sippl served as the Chief Executive Officer and Chairman of the Board of Visigenic Software, Inc., a software development tools provider that he founded, from 1993 until it was acquired by Borland International, Inc. in 1998. He co-founded The Vantive Corporation, a global enterprise software company specializing in customer relationship management software that was acquired by PeopleSoft, Inc. in 2000. From 1980 to 1989, Mr. Sippl served as Chief Executive Officer of Informix Corporation, a database company that he founded, and from 1989 to 1993, as its Chairman of the Board of Directors. Mr. Sippl was also a director of Interwoven from April 2007 until it was acquired by Autonomy Corporation plc in March 2009. Mr. Sippl holds a B.S. in computer science from the University of California at Berkeley. We believe that Mr. Sippl’s business experience as a director and senior officer in several technology companies and his expertise in software in particular are sufficient qualifications and skills to serve as a Director.

Required Vote and Recommendation of the Board for Proposal One

The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of our Class II directors. The three nominees receiving the most “FOR” votes among votes properly cast in person or by proxy will be elected to the Board as Class II directors. You may vote “FOR” or “WITHHOLD” on each of the three nominees for election as director. Only votes “FOR” will affect the outcome. A broker non-vote or a properly executed proxy marked “WITHHOLD” with respect to the election of a Class II director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum.

Our Board recommends that you vote FOR Messrs. Bonham, Cakebread and Sippl.

Continuing Directors Not Standing for Election

Certain information about those directors whose terms do not expire at the annual meeting is furnished below. The ages of each director were as of April 1, 2011.

Name	Age	Positions and Offices Held with Company	Director Since
Ellen F. Siminoff	43	Director	June 2008
Lloyd G. Waterhouse	59	Director	May 2010
Jeffrey L. Horing	47	Director	December 2005
J. Benjamin Nye	45	Director	December 2005
Kevin B. Thompson	45	Director, President and Chief Executive Officer	March 2010

Class III Directors (Terms Expire in 2012)

Ellen F. Siminoff has served as President and Chief Executive Officer of Shmoop University, an educational website, since March 2008. From March 2004 to March 2008, Ms. Siminoff served as President and Chief Executive Officer of Efficient Frontier, Inc., a pioneer of dynamic search engine marketing management services. From 1996 to 2002, Ms. Siminoff served in various capacities at Yahoo!, including as Vice President of Business Development and Planning, Senior Vice President of Entertainment and Small Business and Senior Vice President of Corporate Development. She received an A.B. from Princeton University in Economics and an M.B.A. from the Stanford Graduate School of Business. She also serves on the board of directors of U.S. Auto Parts Networks, Inc. (NASDAQ: PRTS), Journal Communications, Inc. (NYSE: JRN), Glu Mobile Inc.

(NASDAQ: GLUU) and various private companies. We believe that Ms. Siminoff’s financial, business and marketing skills with software companies acquired as a director and senior officer of technology companies are sufficient qualifications and skills to serve as a Director.

Lloyd G. Waterhouse served as Chief Executive Officer and President of Harcourt Education, a global education company, from September 2006 until his retirement in January 2008 and served as an independent director and consultant from August 2004 to September 2006. From April 2001 to July 2004, he served as Chief Executive Officer and Chairman of Reynolds and Reynolds Co., a leading provider of integrated solutions to automotive retailers. Mr. Waterhouse is also a director of ITT Educational Services, Inc. During the past five years, he was also a director of Digimarc Corporation, i2 Technologies, Inc. and Atlantic Mutual Insurance Companies. We believe that Mr. Waterhouse’s experience as a senior executive, particularly with software companies, and as a director, including his being a public company director for over ten years, are sufficient qualifications and skills to serve as a Director.

Class I Directors (Terms Expire in 2013)

Jeffrey L. Horing is a Managing Director and Co-Founder of Insight Venture Partners, a private equity and venture capital firm he co-founded in 1995. Prior to founding Insight, Mr. Horing held various positions at Warburg, Pincus & Co. and Goldman, Sachs & Co. Mr. Horing received a B.S. and a B.A. from the University of Pennsylvania’s Moore School of Engineering and Wharton School of Business and received an M.B.A. from the M.I.T. Sloan School of Management. He also serves on the boards of directors of a number of private companies. We believe that Mr. Horing’s financial and business expertise, including his experience in directing technology companies, are sufficient qualifications and skills to serve as a Director.

J. Benjamin Nye is a Managing Director of Bain Capital Venture Partners, LLC, which he joined in October 2004. From June 2003 until October 2004, Mr. Nye was a Senior Vice President at VERITAS Software Corporation, a software company. He was Chief Operating Officer and Chief Financial Officer of Precise Software Solutions, Ltd., a network management software company, from January 2000 until its sale to VERITAS Software in June 2003. Mr. Nye received a B.A. from Harvard College and an M.B.A. from Harvard Business School. He also serves on the boards of directors of various private companies. We believe that Mr. Nye’s financial and business expertise, including his experience in managing and directing technology companies, are sufficient qualifications and skills to serve as a Director.

Kevin B. Thompson is our President and Chief Executive Officer. He has served as our President since January 2009 and our Chief Executive Officer since March 2010. He previously served as our Chief Financial Officer and Treasurer from July 2006 to March 2010 and our Chief Operating Officer from July 2007 to March 2010. Prior to joining the Company, Mr. Thompson was Chief Financial Officer of Surgient, Inc., a software company, from November 2005 until March 2006 and was Senior Vice President and Chief Financial Officer at SAS Institute, a business intelligence software company, from September 2004 until November 2005. From October 2000 until August 2004, Mr. Thompson served as Executive Vice President and Chief Financial Officer of Red Hat, Inc., an enterprise software company (“Red Hat”). Mr. Thompson holds a B.B.A. from the University of Oklahoma. He also serves on the board of directors of NetSuite, Inc. (NYSE: N). We believe that Mr. Thompson’s financial and business expertise and his daily insight into corporate matters as principal executive officer of the Company are sufficient qualifications and skills to serve as a Director.

CORPORATE GOVERNANCE

Board Leadership

Currently, we do not have a Chairman of the Board. In the meantime, our Lead Independent Director, Steven M. Cakebread, acts as chairperson for regular meetings in addition to his role as chairperson of the executive sessions of the independent directors of the Board. Following an executive session of independent directors, the Lead Independent Director acts as a liaison between the independent directors and the Board regarding any specific feedback or issues. The Lead Independent Director also provides management with input regarding schedule and agenda items for Board and committee meetings and information to be provided to the independent directors in performing their duties. In addition, each of the committees of the Board is chaired by an independent director.

We do not have a policy on whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The Board believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its stockholders.

Risk Oversight

Our business is subject to various types of risk, including competitive, technological, legal, personnel, financial and many others. Our Board is charged with, among other things, overseeing our risk management processes implemented by management and ensuring that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout our organization. Each of our directors other than Mr. Thompson is independent under the rules of the NYSE and the Board believes that this independence provides effective oversight of management. The Board regularly reviews information and reports from members of senior management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of operational, financial, legal and regulatory risks. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Board Committees

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Pursuant to our Corporate Governance Guidelines, each committee consists entirely of directors who meet the requirement for independence under applicable NYSE and SEC rules as further described below under the caption “Director Independence.” Our Board has adopted a charter for each committee that is available without charge, upon request in writing to SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attn: General Counsel or on the investor relations portion of our website at www.solarwinds.com. We believe that each of our committee charters and the functioning of each committee comply with the applicable requirements of the NYSE and SEC rules and regulations.

The table below lists the current membership of each committee and the number of committee meetings held in 2010.

	Audit Committee	Compensation Committee	Nominating and Governance Committee
Mark Bonham	Member		Chairman
Steven M. Cakebread	Chairman	Member
Jeffrey L. Horing		Member
J. Benjamin Nye		Chairman
Ellen F. Siminoff	Member		Member
Roger J. Sippl		Member
Lloyd G. Waterhouse	Member		Member

Number of Meetings held in 2010	6	7	6

The primary responsibilities of each committee are described below.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee oversees our corporate accounting and financial reporting processes. The Audit Committee also:

•	evaluates our independent auditors’ qualifications, independence and performance;

•	determines the engagement of our independent auditors;

•	approves the retention of our independent auditors to perform any proposed permissible non-audit services;

•	monitors the performance of the Company’s internal audit function and independent auditors;

•	monitors the rotation of partners of our independent auditors on our engagement team;

•	monitors the Company’s compliance with legal and regulatory requirements;

•	reviews our financial statements and reviews our critical accounting policies and estimates; and

•	reviews and discusses with management and our independent auditors the results of the annual audit and the quarterly reviews of our financial statements.

Each member of the Audit Committee is a financial expert as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002 and fulfills the “accounting or related financial management expertise” requirements set forth in the NYSE Corporate Governance Rules.

Compensation Committee

The Compensation Committee has the general responsibility of overseeing our compensation and benefit programs, including the following:

•	overseeing our compensation philosophy;

•	reviewing and recommending policies relating to compensation and benefits of our executive officers, employees and outside directors;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers;

•	evaluating the performance of our executive officers in light of established goals and objectives;

•	setting compensation of our executive officers based on their evaluations;

•	preparing the compensation discussion and analysis and report of the Compensation Committee that the SEC requires in our annual proxy statements;

•	making recommendations to our Board regarding our equity compensation plans and administering the same; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our Board has determined that each member of our Compensation Committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members and assists our Board in reviewing and recommending nominees for election as directors. The Nominating and Governance Committee also:

•	oversees and evaluates the qualifications and performance of the members of our Board and management;

•	reviews and assesses the composition and performance of our Board; and

•	administers our Corporate Governance Principles and Code of Business Conduct and Ethics.

Director Independence

Our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at www.solarwinds.com, state that our Board shall have a majority of directors who meet the criteria for independence established by applicable law, including the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and those of the NYSE. The Nominating and Governance Committee annually reviews the independence of each Board nominee, conducts a periodic review of the independence of the other members of the Board and its Committees and reports its findings to the full Board. Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of the nominees standing for election to the Board at the annual meeting satisfies the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the applicable NYSE listing standards and SEC rules. Each Board committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with us, other than as a director and a stockholder. NYSE listing standards set forth certain circumstances in which a director may not be deemed independent, including certain relationships that exist at the time of the determination or during the prior three years. Under these NYSE listing standards, Mr. Thompson could not be independent because he is a Company employee.

With respect to our non-employee directors, the Board considered all relevant facts and circumstances in making its determinations of independence, including the following:

•	None of our non-employee directors receives any direct compensation from us other than under the director compensation plan;

•	No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee or otherwise receives direct compensation from us;

•

No non-employee director is an employee of our independent accountants and no non-employee director (or any of their respective immediate family members) is a current partner of our independent accountants, or was within the last three years, a partner or employee of our independent accountants and personally worked on our audit;

•	No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from us;

•

None of our executive officers is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer;

•

No non-employee director (or any of their respective immediate family members) is indebted to us and we are not indebted to any non-employee director (or any of their respective immediate family members); and

•	No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that received contributions from us.

Communications to the Board of Directors

Stockholders and any other interested parties may communicate with the members of the Board by sending a letter to our Corporate Secretary at 3711 South MoPac Expressway, Building Two, Austin, Texas 78746 or a fax to (512) 682-9301. Our Corporate Secretary reviews all incoming stockholder communications (except for: mass mailings; product complaints or inquiries; job inquiries; business solicitations; and patently offensive or otherwise inappropriate material) and, if appropriate, routes such communications to the appropriate member of the Board, or if none is specified, to the Chairman of the Board (or director acting in such capacity at the time).

Director Nomination Procedures

The Nominating and Governance Committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The Nominating and Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The Nominating and Governance Committee, in evaluating Board candidates, considers factors such as professional background and skills, personal character, values and discipline, ethical standards, diversity and other outside commitments, all in the context of an assessment of the needs of the Board at the time. The Committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The Nominating and Governance Committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.

To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit its recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director; and

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate: accomplishment in his or her field; an ability to make a meaningful contribution to the Board’s oversight of our business and affairs; and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines: a candidate’s specific experiences and skills; industry background and knowledge; time availability in light of other commitments; potential conflicts of interest; interpersonal skills and compatibility with the Board; ability to complement the competency and skills of the other Board members; and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Nominating and Governance Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity; and to constructively challenge management through their active participation and questioning. In particular, the Nominating and Governance Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses.

Board Meetings and Attendance

The Board held ten (10) meetings in 2010. During 2010, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings of committees on which such member served, during the period of such member’s service.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual stockholder meetings. All of our current directors other than Mr. Sippl attended our 2010 annual stockholder meeting.

Director Compensation

The Compensation Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of the Company receive no compensation for service on the Board. The Company’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Compensation Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board.

2008-2009 Director Compensation Plan

In 2008, our Board approved the following compensation plan for our non-employee directors not affiliated with any of our major stockholders based on the recommendation of our Chief Executive Officer and the Compensation Committee of our Board. All amounts below are annual payments, with the exception of the Board meeting fees:

General retainer	$35,000
Board meeting fees	$1,250 per meeting
Lead director retainer	$10,000
Audit Committee Chair retainer	$15,000
Compensation Committee Chair retainer	$10,000
Nominating and Governance Committee Chair retainer	$7,500
Initial equity grant	stock options to purchase 30,000 shares of our common stock vesting over three years (1)
Annual equity grant	$100,000 (75% stock options and 25% restricted stock) (2)

(1)	Grant is awarded on or about the date on which such person first becomes a non-employee director not affiliated with any of our major stockholders. One-third of the options will vest on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 24 months, subject to continued service through each applicable date. All options granted shall have an exercise price equal to the closing price per share of common stock on the date of grant.
(2)	Grant is awarded on each date of our annual meeting of stockholders if, as of such date, a director has served on the Board for at least the preceding six months. Value of the stock options to be determined as of the date of grant using the Black-Scholes option-pricing model. Each option will become fully exercisable and the forfeiture provision of each restricted stock award will lapse on the earlier of (i) the date of the next year’s annual stockholder meeting or (ii) December 31 of the calendar year following the calendar year in which the award is granted, provided the director remains a director on such date.

2010 Director Compensation Plan

In October 2009, our Compensation Committee engaged Compensia, a third-party compensation consultant, to, among other things, review our director compensation plan. Compensia conducted a review of our compensation plan, summarized recent trends in director compensation and recommended certain revisions. The recommended revisions were aimed to change our compensation program to be competitive with those compensation programs at comparable companies. Our Compensation Committee selected a group of comparable companies based on a number of factors, including size, industry focus, growth rate, complexity of operations and tenure as a publicly-traded company. These companies (“2010 Peer Group”) included the following:

Advent Software	NetSuite
ArcSight	Pegasystems
Bankrate	Quest Software
Blackboard	Red Hat
Blue Coat Systems	Sourcefire
CommVault Systems	SPSS
Concur Technologies	SuccessFactors
Constant Contact	Taleo
NetScout Systems

The proposed revisions included increased compensation amounts and the payment of compensation to all non-employee directors, including those affiliated with our major stockholders. Based on this advice, our Compensation Committee recommended, and our Board approved, a revised director compensation plan for all non-employee directors effective in February 2010, as follows (all retainers are annual amounts paid quarterly):

General Board member retainer	$50,000
Lead director retainer	$15,000
Audit Committee Chair retainer	$24,000
Compensation Committee Chair retainer	$10,000
Nominating and Governance Committee Chair retainer	$7,500
Audit Committee member retainer	$12,000
Compensation Committee member retainer	$5,000
Nominating and Governance Committee member retainer	$3,750
Initial equity grant	$240,000 value (75% stock options and 25% restricted stock units) (1)(2)
Annual equity grant	$120,000 (75% stock options and 25% restricted stock units) (1)(3)

(1)	Value of the stock options to be determined as of the date of grant using the Black-Scholes option-pricing model. All options granted shall have an exercise price equal to the closing price per share of our common stock on the date of grant.
(2)	Grant is awarded on or about the date on which such person first becomes a non-employee director. This initial equity grant applies only to non-employee directors becoming a director after the date of adoption of the revised director compensation plan. One-third of each stock option will vest on the first anniversary of the grant date, with the remainder vesting ratably over the next 24 months, subject to continued service through each applicable date. One-third of each restricted stock unit will vest on each of the first three anniversaries of the vesting commencement date, subject to continued service through each applicable date.
(3)	Grant is awarded on each date of our annual meeting of stockholders if, as of such date, a director has served on the Board for at least the preceding six months. Each equity award will fully vest on the earlier of (i) the date of the next year’s annual stockholder meeting or (ii) December 31 of the calendar year following the calendar year in which the award is granted, subject to continued service through the applicable date.

2011 Director Compensation Plan

In October 2010, Compensia conducted another review of our director compensation plan, summarized recent trends in director compensation and recommended certain revisions to the Compensation Committee. The Compensation Committee reviewed more recent director compensation data of updated comparable companies in making its determination on recommended revisions. These companies included the following:

Advent Software	NetSuite
ArcSight	Qlik Technologies
Art Technology Group	Rightnow Technologies
Athenahealth	Salesforce.com
CommVault Systems	Sourcefire
Constant Contact	SuccessFactors
Fortinet	Taleo
Isilon Systems	Ultimate Software Group
Netezza Corp

Compensia advised our Compensation Committee to, among other things, (i) decrease the general retainer as a member of the Board, (ii) increase the retainer amounts with respect to the chair and members of the Compensation Committee, (iii) increase the value of the initial and annual equity grants, and (iv) establish an annual retainer to be paid to an outside chair of the Board, if one is elected. Our Compensation Committee recommended, and our Board later approved, these advised changes to be effective on the date of the annual meeting. Therefore, as of May 19, 2011, our director compensation plan will be as follows (all retainers are annual amounts paid quarterly):

General Board member retainer	$40,000
Lead director retainer	$15,000
Outside chair retainer	$20,000
Audit Committee Chair retainer	$24,000
Compensation Committee Chair retainer	$15,000
Nominating and Governance Committee Chair retainer	$7,500
Audit Committee member retainer	$12,000
Compensation Committee member retainer	$7,500
Nominating and Governance Committee member retainer	$3,750
Initial equity grant	$360,000 value (75% stock options and 25% restricted stock units)
Annual equity grant	$180,000 (75% stock options and 25% restricted stock units)

The calculation of the value of the initial equity grant and annual equity grant and the terms of such equity grants remained the same as those in the 2010 director compensation plan.

Director Compensation Table for Year Ended December 31, 2010

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (2)	Total
Current Directors
Mark Bonham	$57,860	$60,007	$179,999	$297,865
Steven M. Cakebread	88,652	30,008	90,009	208,669
Jeffrey L. Horing	46,348	30,008	90,009	166,366
J. Benjamin Nye	50,562	30,008	90,009	170,579
Ellen F. Siminoff	60,913	30,008	90,009	180,931
Roger J. Sippl	41,250	60,006	180,019	281,275
Lloyd G. Waterhouse	40,181	60,017	180,028	280,225

Former Director
Bob L. Martin (3)	6,685	—	—	6,685

(1)	Messrs. Bennett, Thompson and Yonce were not eligible in 2010 to receive any compensation from us for service as a director pursuant to our director compensation plan. Messrs. Bennett and Yonce are former directors who left the Board during 2010. Mr. Bennett was also a Company employee and Mr. Yonce is affiliated with our major shareholders. Mr. Thompson is a Company employee.
(2)	The amounts reported in this column represent the aggregate grant date fair value of the stock awards and option awards. For option awards, the amount is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”) and is estimated on the date of grant using the Black-Scholes option-pricing model. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2010 may be found in Note 2 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC. The outstanding stock awards and option awards held by each of the listed individuals as of December 31, 2010 are as follows:

Director Name	Outstanding Stock Awards	Outstanding Option Awards
Mark Bonham	3,180	16,908
Steven M. Cakebread	1,630	50,650
Jeffrey L. Horing	1,630	8,969
J. Benjamin Nye	1,630	8,969
Ellen F. Siminoff	1,630	45,650
Roger J. Sippl	2,745	14,569
Lloyd G. Waterhouse	3,260	17,472

(3)	Mr. Martin resigned from our Board effective February 25, 2010.

Security Ownership of Certain Beneficial Holders and Management

The following table sets forth information regarding ownership of our common stock as of March 21, 2011, the record date, by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of common stock, (b) each of our directors and nominees for director, (c) each of our named executive officers and (d) all directors and executive officers as a group.

Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after March 21, 2011. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after March 21, 2011 are included for that person or group but not the stock options of any other person or group. Percentage of beneficial ownership is based on the shares of common stock outstanding as of March 21, 2011.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Held	Approximate Percentage of Common Stock Outstanding
Over 5% Stockholders:
Entities deemed to be affiliated with FMR LLC (2)	7,865,690	10.8%
Entities deemed to be affiliated with Maverick Capital, Ltd. (3)	6,462,933	8.9
Entities deemed to be affiliated with Valinor Management, LLC (4)	3,803,204	5.2
Entities affiliated with Donald C. Yonce (5)	15,667,598	21.6
Named Executive Officers, Directors and Nominees:
Michael J. Berry (6)	115,809	*
Mark Bonham (7)	7,635	*
Steven M. Cakebread (8)	53,531	*
Douglas G. Hibberd (9)	52,624	*
Jeffrey L. Horing (10)	310,542	*
J. Barton Kalsu (11)	144,456	*
J. Benjamin Nye (12)	3,308,119	4.6
Rita J. Selvaggi	4,166	*
Ellen F. Siminoff (13)	47,697	*
Roger J. Sippl (14)	16,176	*
Paul Strelzick (15)	176,500	*
Kevin B. Thompson (16)	976,275	1.3
Lloyd G. Waterhouse	—	—
All executive officers and directors as a group (13 people) (17)	5,387,455	7.2

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise indicated, the address of each of the named individuals is: c/o SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746.
(2)	Pursuant to a Schedule 13G/A dated March 10, 2011 filed with the SEC, FMR LLC reported that, as of February 28, 2011, it and certain related entities had sole voting power over 4,715,320 shares and sole dispositive power over 7,865,690 shares and that its address is 82 Devonshire Street, Boston, Massachusetts 02109.
(3)	Pursuant to a Schedule 13G dated February 14, 2011 filed with the SEC, Maverick Capital, Ltd. reported that, as of December 31, 2010, it and certain related entities had sole voting and dispositive power over 6,462,933 shares and that its address is 300 Crescent Court, 18th Floor, Dallas, Texas 75201.
(4)	Pursuant to a Schedule 13G dated January 31, 2011 filed with the SEC, Valinor Management, LLC reported that, as of January 19, 2011, it and certain related entities had sole voting and dispositive power over 3,803,204 shares and that its address is 90 Park Avenue, 40th Floor, New York, New York 10016.
(5)	Represents 10,042,647 shares held by the Donald Yonce 2007 Trust and 5,624,951 shares held by Atlantis SolarWinds, LP. Mr. Yonce is the trustee of the Donald Yonce 2007 Trust and has voting and dispositive power over the shares held by the Donald Yonce 2007 Trust. The Donald Yonce 2007 Trust is a grantor retained annuity trust. The annual annuity payment under the trust may be paid in partnership interests in Atlantis SolarWinds, LP. Atlantis SolarWinds, LLC is the general partner of Atlantis SolarWinds, LP. The Donald Yonce Family Trust is the sole member of Atlantis SolarWinds, LLC. Mr. Yonce is the trustee of the Donald Yonce Family Trust and, by virtue of this relationship, has sole voting and dispositive power over the shares held by Atlantis SolarWinds, LP.

(6)	Includes 87,499 shares subject to options exercisable within 60 days of March 21, 2011.
(7)	Includes 6,575 shares subject to options exercisable within 60 days of March 21, 2011.
(8)	Includes 50,650 shares subject to options exercisable, and 1,630 shares subject to restricted stock units which will vest, within 60 days of March 21, 2011.
(9)	Includes 49,222 shares subject to options exercisable within 60 days of March 21, 2011.
(10)	Includes 8,969 shares subject to options exercisable, and 1,630 shares subject to restricted stock units which will vest, within 60 days of March 21, 2011.
(11)	Includes 143,498 shares subject to options exercisable within 60 days of March 21, 2011.
(12)	Represents (a) 3,297,520 shares held by Bain Capital Venture Integral Investors, LLC (“BCVII”) and (b) 8,969 shares subject to options exercisable and 1,630 shares subject to restricted stock units which will vest within 60 days of March 21, 2011. Mr. Nye is a Managing Director of Bain Capital Venture Investors, LLC, which is the administrative member of BCVII, and may be deemed to share voting and dispositive power over the shares held by BCVII. Mr. Nye disclaims beneficial ownership of shares held by BCVII, except to the extent of his pecuniary interest therein. The address for Mr. Nye is: 111 Huntington Avenue, Boston, MA 02199.
(13)	Includes 44,816 shares subject to options exercisable, and 1,630 shares subject to restricted stock units which will vest, within 60 days of March 21, 2011.
(14)	Includes 5,261 shares subject to options exercisable, and 915 shares subject to restricted stock units which will vest, within 60 days of March 21, 2011.
(15)	Includes 173,098 shares subject to options exercisable within 60 days of March 21, 2011.
(16)	Includes 969,784 shares subject to options exercisable within 60 days of March 21, 2011.
(17)	Includes 1,725,457 shares subject to options exercisable, and 7,435 shares subject to restricted stock units which will vest, within 60 days of March 21, 2011.

Certain Relationships and Related Transactions

Applicable Policies and Procedures

Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s common stock or any of their respective immediate family members. The Company’s Code of Business Ethics and Conduct requires that each employee report to management on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with, the Company, or using confidential Company information or other corporate assets for personal profit. Members of the Board are also advised to disclose any potential conflict of interest to the full Board.

If a conflict of interest or related person transaction is of a type or a nature that falls within the scope of oversight of a particular Board committee, it is referred to that committee for review. The Board or the responsible committee thereof must review any potential conflict and determine whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its stockholders. In making that determination, the Board or responsible committee considers all relevant facts and circumstances, such as the benefits of the transaction to the Company; the terms of the transaction and whether they are arms’-length and in the ordinary course of the Company’s business; the direct or indirect nature of the related person’s interest in the transaction; the size and expected term of the transaction; and other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

In order to ensure that all material relationships and related person transactions have been identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations, each director and executive officer also completes and signs a questionnaire at the end of each fiscal year that requests confirmation that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to the Company.

Related Person Transaction

The following is a description of transactions since January 1, 2010, in which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Registration Rights Agreement

We entered into a registration rights agreement dated as of December 13, 2005, as amended, with certain stockholders. Subject to the terms of this agreement, entities affiliated with Donald C. Yonce, a beneficial owner of more than 5% of the Company’s common stock and member of our Board in 2010, and BCVII, an entity affiliated with J. Benjamin Nye, a member of our Board, have demand registration rights entitling them to demand that we file a registration statement covering sales of the shares and piggyback registration rights entitling them to request that their shares be covered by a registration statement that we otherwise file. The registration rights agreement was filed as an exhibit to our Registration Statement on Form S-1 as filed with the SEC on March 21, 2008 and is incorporated by reference herein.

Employment Agreements

We have entered into agreements containing compensation, termination and change of control provisions, among others, with each of our current executive officers as described under the caption “Executive Compensation” below.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and bylaws provide that we indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers. For further information, see “Executive Compensation—Limitation of Liability and Indemnification of Directors and Officers.”

In 2010, we received $217,000 of proceeds from our insurance provider related to certain legal fees and settlement expenses we previously paid on behalf of Donald C. Yonce, a beneficial owner of more than 5% of the Company’s common stock and member of our Board in 2010, pursuant to an agreement we made with Mr. Yonce relating to a pending legal proceeding with a former employee, as further described in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption “Business—Legal Proceedings.”

Policies and Procedures for Transactions with Related Parties

Pursuant to its written charter, our Audit Committee must review and approve in advance any related person transaction. All of our directors, officers and employees are required to report to the Audit Committee any related person transaction prior to entering into the transaction. The Audit Committee shall review any proposed related person transaction for approval and confirm that they are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

All of the transactions set forth above were approved in advance by our Audit Committee or our Board. We believe that we have executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock (“Reporting Persons”) to file reports of ownership and changes in ownership of our common stock with the SEC. Based solely on our review of such reports received or written representations from certain Reporting Persons during 2010, we believe that all Reporting Persons complied with all applicable reporting requirements in 2010, except that (i) Roger J. Sippl failed to file his Form 4 on a timely basis related to his acquisition of shares of our common stock on the open market in May 2010 and (ii) Jeffrey L. Horing failed to file his Form 4 on a timely basis related to his director equity-based compensation award in May 2010.

Code of Business Ethics and Conduct

Our Board adopted a code of business ethics and conduct for all employees, including our executive officers, and directors. The code of business ethics and conduct is available without charge upon request in writing to SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attn: General Counsel or on the investor relations portion of our website at www.solarwinds.com. The Company will disclose on its website at www.solarwinds.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to this code of business ethics and conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of business ethics and conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of business ethics and conduct that has been made known to any of our executive officers.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the 2011 fiscal year and will present such selection to the stockholders for ratification at the annual meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.

Stockholder ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP is not necessary because the Audit Committee has responsibility for selection of our independent auditor. However, the Audit Committee will take your vote on the proposal into consideration when selecting our independent registered public accounting firm in the future. If the selection of PricewaterhouseCoopers LLP is not ratified by you, the Audit Committee may reconsider the selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Required Vote and Recommendation of the Board for Proposal Two

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the annual meeting. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, will have no effect on the outcome of the vote.

Our Board recommends that you vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011.

Audit and Non-Audit Fees

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2010 and 2009. In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP also provides various other services to us. Fees paid to PricewaterhouseCoopers LLP for services provided during these years are presented below.

	2010	2009
Audit Fees	$893,171	$900,221
Audit-Related Fees	—	—
Tax Fees	121,560	259,600
All Other Fees	1,500	1,599

Total	$1,016,231	$1,161,420

Audit Fees. Audit fees relate to professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of management’s report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings both domestically and internationally.

Tax Fees. Tax fees include services for tax compliance and research, tax advice, tax planning and technical tax advice.

All Other Fees. All other fees include the fees for access to an accounting research software service provided by PricewaterhouseCoopers LLP.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform audit services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.

Our Audit Committee has reviewed the fees described above, and believes that such fees are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2010 audit, the Audit Committee has:

•

reviewed and discussed with management the Company’s audited financial statements, including management’s report on internal controls over financial reporting, included in our Annual Report on Form 10-K for the year ended December 31, 2010;

•

discussed with PricewaterhouseCoopers LLP the matters required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received from and discussed with PricewaterhouseCoopers LLP the communications from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding its independence.

Based on the review and discussions described in the preceding bullet points, the Audit Committee recommended to the Board that the audited financial statements and management’s report on internal controls over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee has adopted a charter and a process for pre-approving services to be provided by PricewaterhouseCoopers LLP.

The members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 303.01 (B)(2)(a) and (3) of the NYSE listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.

SUBMITTED BY THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Steven M. Cakebread (Chair)

Mark Bonham

Ellen F. Siminoff

Lloyd G. Waterhouse

EXECUTIVE OFFICERS

Set forth below is the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Kevin B. Thompson	45	President and Chief Executive Officer
Michael J. Berry	47	Senior Vice President and Chief Financial Officer
Douglas G. Hibberd	46	Senior Vice President, Engineering and General Manager, APAC
J. Barton Kalsu	43	Chief Accountant and Vice President, Finance
Bryan A. Sims	42	Vice President, General Counsel and Secretary
Paul Strelzick	47	Senior Vice President, Worldwide Sales

Kevin B. Thompson—For biographical information, see “Proposal One—Election of Directors—Continuing Directors Not Standing for Election—Class I Directors (Terms Expire in 2013).”

Michael J. Berry has served as our Senior Vice President and Chief Financial Officer since March 2010. He most recently served as Executive Vice President, Finance and Accounting, and Chief Financial Officer of i2 Technologies, Inc. from August 2005 to January 2010 after having served since April 2005 as Senior Vice President of Solutions Management, Development and Operations of The Reynolds and Reynolds Company, Inc., a provider of software and services to the retail automotive industry. He joined Reynolds and Reynolds in November 2003 as Senior Vice President of Services.

Douglas G. Hibberd has served as our Senior Vice President, Engineering, since January 2009 and our General Manager, APAC since January 2011. Mr. Hibberd served as our Vice President, Product Development, from August 2006 until January 2009. Prior to joining the Company, Mr. Hibberd was Vice President, Engineering, at RealVue Simulation Technologies, Inc., a provider of custom simulation software to the commercial, industrial and manufacturing sectors, from September 2004 until May 2006. Mr. Hibberd was Vice President, Engineering at ForwardVue Technologies Inc., a provider of supply chain risk management software and services, from November 2001 until September 2004. He holds a degree as a technician in mechanical engineering from Sydney Technical College and has received a fundamentals of engineering certification from the National Council of Examiners for Engineering.

J. Barton Kalsu has served as our Chief Accountant and Vice President, Finance since August 2007. Prior to joining the Company, Mr. Kalsu worked for JPMorgan Chase Bank as Vice President, Commercial Banking, from June 2005 until August 2007. From April 2002 until June 2005, Mr. Kalsu worked for Red Hat as Senior Director of Finance. He holds a B.S. in Accounting from Oklahoma State University.

Bryan A. Sims has served as our Vice President, General Counsel and Secretary since March 2007. From July 2005 until March 2007, Mr. Sims was Of Counsel at Squire, Sanders & Dempsey, where he was head of the Open Source Software Group and focused on intellectual property, corporate mergers and acquisitions and commercial transactions. From September 2000 until August 2005, Mr. Sims served as a Vice President at Red Hat. Mr. Sims holds a B.A. in English with a minor in Business Administration/Finance from Howard University and a J.D. from The Ohio State University College of Law.

Paul Strelzick has served as our Senior Vice President, Worldwide Sales, since January 2009. Mr. Strelzick served as our Vice President, Worldwide Sales, from January 2008 until January 2009 and as our Vice President, North American Sales, from July 2007 until January 2008. Prior to joining the Company, Mr. Strelzick served as Vice President, Sales, for various technology companies, including Uplogix, Inc., a provider of remote network management solutions, from March 2006 until April 2007, MessageOne, Inc., a provider of managed services for email archiving, management and business continuity, from September 2004 until February 2006, Permeo

Technologies, Inc., a network security software company, from October 2003 until June 2004 and NetIQ Corporation, a provider of systems and security management solutions, from July 1999 to October 2003. He holds a B.A. in History from the State University of New York (Albany).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis provides information regarding the 2010 compensation for the Company’s (i) principal executive officer, (ii) principal financial officer, (iii) three executive officers (other than the principal executive officer and principal financial officer) at year-end who were the most highly compensated executive officers of the Company and (iv) two former executive officers for whom disclosure would have been provided under SEC rules but for the fact that these individuals were not serving as executive officers of the Company at the end of the last completed fiscal year. For 2010, these individuals (the “NEOs”) were:

•	Kevin B. Thompson, President and Chief Executive Officer;

•	Michael J. Berry, Senior Vice President and Chief Financial Officer;

•	Douglas G. Hibberd, Senior Vice President, Engineering and General Manager, APAC;

•	J. Barton Kalsu, Chief Accountant and Vice President, Finance;

•	Paul Strelzick, Senior Vice President, Worldwide Sales

•	Michael S. Bennett, our former Executive Chairman who retired in June 2010; and

•	Rita J. Selvaggi, our former Senior Vice President, Marketing who resigned in November 2010.

The following discussion and analysis of compensation arrangements of the NEOs for 2010 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview of Compensation Program

Our compensation and benefits programs seek to attract and retain talented, qualified senior executives to manage and lead our Company and to motivate them to pursue our corporate objectives. Our current and proposed compensation programs reflect a mix of cash and equity elements to focus senior executives on not only short-term results, but also long-term success. Our compensation programs are designed to:

•

reflect our compensation philosophy to pay competitively for achieving target levels of performance, with a significant upside opportunity to earn additional compensation for achieving superior results;

•	align the interests of management and stockholders;

•	encourage effective use of resources to achieve corporate objectives;

•	pay for performance by rewarding and differentiating among executives based on the achievement of the Company and functional objectives/targets established by the Compensation Committee; and

•	manage risk through oversight and compensation design features and practices that balance short-term and long-term incentives.

The current compensation program consists of base salary, short-term incentives and a long-term equity component, historically in the form of stock options and restricted stock units (“RSUs”). We have discussed each element of the compensation program in more detail in the subsection titled “—Components of Our Compensation Program.”

Compensation Philosophy

Our management and Board, based on the recommendation of the Compensation Committee, have adopted the following compensation philosophy to guide compensation decision-making and program design.

•	The total compensation package is targeted at the 75th percentile of competitive market levels with the opportunity to earn additional compensation for superior performance;

•

The elements of the total compensation package are designed to reward the executive management team for achieving our Company objectives, with significant upside opportunity for exceeding the performance objectives;

•	The compensation package balances achievement of short-term performance objectives with long-term strategic goals;

•

The compensation package is designed to align the interests of our management with those of our stockholders by paying a portion of each executive officer’s total compensation in the form of equity awards; and

•	Our total compensation program is designed to provide compensation opportunities that are competitive with those companies with which we compete for executive talent.

The Compensation Committee expects to review the compensation philosophy annually.

The Compensation Committee

The Compensation Committee has the overall responsibility of overseeing the compensation and benefit programs for our executive officers. Members of the committee are appointed by the Board. Currently, the Compensation Committee consists of four members of the Board, Messrs. Cakebread, Horing, Nye and Sippl. See the section entitled “Proposal One—Election of Directors—Board Committees—Compensation Committee” for more information regarding the Compensation Committee. The Compensation Committee is responsible for ensuring that our compensation policies and practices support the successful recruitment, development and retention of the executive officer talent required for us to achieve our business objectives.

Participation of Management in Compensation Decisions

We believe that the best way to align executive and stockholder interests is through a compensation program designed with input from management in an ongoing dialogue with the Compensation Committee and, as appropriate, external advisors regarding internal, external, cultural and business challenges and opportunities facing our Company and our executive officers. In 2010, our Executive Chairman and our President and Chief Executive Officer provided recommendations on executive compensation. To date, our President and Chief Executive Officer, Chief Financial Officer and General Counsel have attended certain meetings of the Compensation Committee, but have not been present during the portion of any meeting when their own compensation was discussed.

In 2010, the Compensation Committee sought the input of our Chief Executive Officer when evaluating his performance and establishing recommendations for his compensation. The Compensation Committee makes all decisions with regard to our Chief Executive Officer’s performance and compensation based, in part, on his guidance and the guidance of our former Executive Chairman. However, our Chief Executive Officer was not permitted to be present during deliberations or voting by the Compensation Committee regarding his compensation goals and objectives, performance evaluation or compensation level approval. We expect to continue this practice in the future.

Compensation Consultants

The Compensation Committee has the authority to retain a compensation consultant to assist it in evaluating the compensation of our Chief Executive Officer and our other executive officers and to approve the consultant’s fees and engagement terms. The Compensation Committee also has the authority to retain other advisors to assist it in fulfilling its responsibilities.

In October 2009, the Compensation Committee engaged Compensia to conduct a review of our executive compensation program and to make recommendations for 2010 compensation for our executive officers. We believe Compensia is independent because we are unaware of any other relationship that could affect its independence (including that Compensia does not provide other, non-compensatory services for the Company) and because the Compensation Committee communicated directly with Compensia and assessed the results of Compensia’s review.

Compensia conducted a review of total compensation for our executive officers by comparing them in compensation to similar positions at publicly-traded companies of similar size in the technology industry. Our Executive Chairman reviewed this report with the Compensation Committee and provided his recommendations along with other information to the Compensation Committee. The Compensation Committee considered the Compensia report and these recommendations in setting the 2010 compensation for our executive officers.

Competitive Market

Our executive compensation program is designed so that total short-term and long-term compensation are competitive with comparable positions at comparable companies. In setting 2010 executive compensation, our Compensation Committee chose the 2010 Peer Group as the group of comparable companies.

Components of Our Compensation Program

In setting total compensation, the Compensation Committee seeks to achieve the optimal balance between:

•	fixed and variable (or “at risk”) payments;

•	short- and long-term pay elements; and

•	cash and equity-based elements.

Our compensation program consists of base salary, cash bonuses based on achievement of short-term objectives, long-term incentives and benefits. Each of the components is designed to motivate our executive officers to achieve the overall corporate goals and objectives and to drive the success of our Company. The overall corporate objectives include:

•	increasing market penetration in key areas;

•	encouraging new product development;

•	increasing bookings and revenue;

•	controlling operating expenses; and

•	generating high non-GAAP operating margins relative to peers.

The Compensation Committee recommended, and our Board adopted, these objectives based on their determination that they represent the key indicators of success for our business. We plan to review these objectives at least annually.

We believe that our compensation programs are designed to support these objectives because the total compensation program places a significant amount of each executive officer’s total potential compensation

“at risk” based on corporate performance. Base salary and benefits represented less than half of each executive officer’s potential total compensation at target performance levels for 2010. Each component is described in more detail below.

We evaluate these components on an aggregate basis and, as a result, each component affects decisions regarding the other components. We consider every component of compensation, both potential and realized, when determining the amount of each component of compensation. We do not currently have any policies regarding the adjustment or recovery of awards or payments in the event the relevant performance measures upon which the awards or payments are based are restated or otherwise adjusted in a manner that would decrease the size of an award or payment.

Base Salary. We pay an annual base salary to our executive officers in order to provide them with a fixed rate of cash compensation during the year. The Compensation Committee generally targets base salaries for executives to be at the 75th percentile of the median for the comparable position at comparable companies. We also adjust the target base salary for executive officers based upon a number of other factors, including overall performance against our financial and strategic plan; overall functional unit expense controls; assessment of professional effectiveness, consisting of competencies such as leadership, commitment, creativity and team accomplishment; the underlying scope of their responsibilities; their individual performance; their experience; internal equity; competitive market compensation; and retention concerns. Achievement of these factors will be measured as a whole.

The Compensation Committee recommended and our Board approved increasing base salaries of certain executive officers for 2010 to reflect performance-based factors, market conditions, comparable company salaries and other competitive conditions. The Compensation Committee reviews competitive market data, business conditions and internal factors annually to determine appropriate base salary adjustments.

In February 2010, our Board appointed Michael S. Bennett as Executive Chairman, Kevin B. Thompson as President and Chief Executive Officer and Michael J. Berry as Senior Vice President and Chief Financial Officer to be effective on March 1, 2010. In connection with this appointment, the Compensation Committee increased the base salary of Mr. Thompson to $350,000, which represented a 16.7% increase from his prior base salary.

The Compensation Committee also reviewed and increased the base salary of certain of our other NEOs in February 2010 based on the salaries of similarly-situated officers at comparable companies. These adjustments to the base salaries of the other NEOs became effective on April 1, 2010. Mr. Berry’s base salary was negotiated immediately prior to his hire in February 2010 and was accordingly not reviewed for an adjustment with the other NEOs’ salaries at that time. The table below shows the 2010 base salaries for our NEOs as of April 1, 2010 and the percentage increase from the NEO’s prior base salary.

NEO	2010 Base Salary	% Increase
Kevin B. Thompson	$350,000	16.7%
Michael J. Berry	325,000	n/a
Douglas G. Hibberd	265,000	6.0
J. Barton Kalsu	222,000	3.3
Paul Strelzick	230,000	7.0
Michael S. Bennett	400,000	—
Rita J. Selvaggi	265,000	6.0

Cash Bonuses. With the exception of our Vice President, Worldwide Sales, who participates in a commission plan, all NEOs participate in our Executive Bonus Plan, which pays cash bonuses upon the achievement of Company objectives in order to incent management to achieve these objectives. Our 2010 objectives were determined by the Compensation Committee based on input from management, with final review and approval by the Compensation Committee. These objectives may change from year to year and quarter to quarter as we continue to evolve and establish different priorities, but will remain subject to the review and approval of the Compensation Committee.

In 2010, the Compensation Committee established quarterly revenue targets as the Company objective under our Executive Bonus Plan. Our Compensation Committee initially set minimum and maximum quarterly revenue targets based on our publicly-disclosed full year financial outlook approved by the Board in the first quarter of 2010. The minimum quarterly revenue target and maximum quarterly revenue target were equal to the low end and high end, respectively, of the financial outlook for each quarter in 2010. By selecting these targets based on our outlook, we believe that they were challenging but achievable for the executive group with excellent execution of our plan, and provided the proper incentives to our NEOs to execute at a high level in order to achieve results consistent with our financial outlook.

In addition, the NEOs were eligible for an excess bonus to the extent that quarterly revenue targets were exceeded. If the maximum revenue target for a quarter was exceeded, 5% of the excess revenue would be placed into a bonus pool (“Excess Bonus Pool”) to be distributed among the NEOs if the Company achieved an annual revenue target. There was no maximum amount for the Excess Bonus Pool.

For the first and second quarters, participating NEOs were required to achieve the minimum quarterly revenue target to be eligible for a quarterly bonus. Upon achievement of this minimum quarterly revenue target, the participating NEO would receive 80% of the NEO’s quarterly target bonus amount. The maximum bonus achievable by the participating NEOs was 100% of the target bonus at the maximum quarterly revenue target. Above the minimum quarterly revenue target and below the maximum quarterly revenue target, the NEO would receive a prorated percentage of the NEO’s target bonus amount equal to the following:

80% + (20% * (actual quarterly revenue – minimum quarterly revenue target) / (maximum quarterly revenue target – minimum quarterly revenue target))

Our targets and actual revenue amounts for the first and second quarters of 2010 were as follows (revenue amounts are in millions):

2010 Period	80% Minimum Revenue Target	100% Maximum Revenue Target	Actual Revenue
First Quarter	$33.7	$34.7	$34.3
Second Quarter	37.3	38.2	35.5

For the first quarter of 2010, we made bonus payments to our participating NEOs equal to 93% of their target bonus amounts. For the second quarter of 2010, we did not achieve the minimum threshold quarterly revenue target and did not make bonus payments to any of our NEOs. In neither quarter was the Excess Bonus Pool funded.

In August 2010, the Compensation Committee reviewed the Company’s results for the first and second quarters and determined that the shortfall on the achievement of the target revenue amounts was partially attributable to factors beyond the Company’s control. The Compensation Committee also recognized that the Company achieved other financial goals, particularly non-GAAP diluted earnings per share, in both quarters. As a result, the Compensation Committee amended the Executive Bonus Plan for the third and fourth quarters of 2010 as follows:

•

to adjust the quarterly revenue targets for the third and fourth quarters of 2010 as a result of the unfavorable change in foreign currency exchange rates since the establishment of the revenue targets in the first quarter of 2010; and

•	to establish a new minimum threshold quarterly revenue target for payment of 60% of the target bonus amount.

Our targets and actual revenue amounts for the third and fourth quarters of 2010 were as follows (revenue amounts are in millions):

2010 Period	60% Revenue Target	80% Revenue Target	100% Maximum Revenue Target	Actual Revenue
Third Quarter	$37.0	$40.3	$41.5	$41.2
Fourth Quarter	39.2	43.8	45.6	41.4

Upon achievement of the 60% and 80% revenue targets, the participating NEO would receive 60% and 80%, respectively, of the NEO’s target bonus amount. The maximum bonus achievable by the participating NEOs was 100% of the target bonus at the maximum quarterly revenue target. Above the 60% revenue target and below the 80% revenue target, the NEO would receive a prorated percentage of the NEO’s target bonus amount equal to the following:

60% + (20% * (actual quarterly revenue – 60% revenue target) / (80% revenue target – 60% revenue target))

Above the 80% revenue target and below the 100% maximum revenue target, the NEO would receive a prorated percentage of the NEO’s target bonus amount equal to the following:

80% + (20% * (actual quarterly revenue – 80% revenue target) / (100% maximum revenue target – 80% revenue target))

Also in the third quarter, the Company’s Chief Executive Officer and Chief Financial Officer proposed to the Compensation Committee an additional discretionary bonus payable to all eligible employees, including the eligible NEOs. The Compensation Committee agreed that, if the Company achieved its non-GAAP diluted earnings per share outlook for the full year 2010 established in the first quarter of 2010, or at least $0.72 per share, each NEO would be eligible to receive a discretionary bonus in an amount to be approved by the Compensation Committee after the end of the fiscal year.

For the third and fourth quarters of 2010, we achieved revenue amounts that resulted in quarterly bonus payments equal to 96% and 70%, respectively, of the target quarterly bonus amounts to our participating NEOs.

In addition, we also achieved non-GAAP diluted earnings per share of $0.78 for 2010, exceeding the annual target amount. As a result, the Compensation Committee elected to make a discretionary bonus payment such that each eligible NEO would receive 97% of his annual target bonus amount in 2010 despite not receiving a bonus payment in the second quarter of 2010. The Excess Bonus Pool was not funded during the year and, therefore, no additional amounts were paid under this portion of the Executive Bonus Plan.

Upon leaving the Company in November 2010, Ms. Selvaggi received a prorated bonus amount payment for the fourth quarter equal to 57% of her target quarterly bonus amount. This percentage was agreed to by the Company at the time of Ms. Selvaggi’s departure.

In 2010, annual target bonus levels for our participating NEOs ranged from approximately $104,000 to $300,000. Actual target bonus amounts for 2010 are shown below under “Executive Compensation—Grants of Plan-Based Awards in 2010.” As a result of the Compensia study, the Compensation Committee approved an increase to the target bonus awards in 2010 for Messrs. Hibberd and Kalsu and Ms. Selvaggi. These increases to the target bonus awards were effective April 1, 2010 and were made to bring each officer’s target bonus amount to market comparable target bonuses in the 2010 Peer Group. The Compensation Committee set the target bonus amounts based on the 75th percentile of these market comparable target bonuses with adjustments based on the individual performance of each NEO. Messrs. Thompson and Bennett did not receive an increase as it was determined that their target bonus amounts were in line with the 75th percentile of market comparable target bonuses. Mr. Berry, who became an employee in February 2010, received a negotiated bonus amount approved by the Compensation Committee, including a prorated target bonus amount for the first quarter of 2010.

Actual bonuses earned in 2010 are shown below under “Executive Compensation—Summary Compensation Table.” The table below shows the target bonus amounts for our participating NEOs in 2010.

Participating NEO	First Quarter 2010 Target Bonus	Quarterly Target Bonus for Each of the Second, Third and Fourth Quarters of 2010
Kevin B. Thompson	$75,000	$75,000
Michael J. Berry	25,000	50,000
Douglas G. Hibberd	31,250	35,000
J. Barton Kalsu	25,000	26,500
Michael S. Bennett	75,000	75,000
Rita J. Selvaggi	31,250	35,000

Commission Plan. We pay cash incentive payments to Paul Strelzick, our Vice President, Worldwide Sales, pursuant to a commission plan.

Mr. Strelzick’s commission plan payments are based on the Company achieving certain sales targets each quarter that are established by the Chief Executive Officer and Chief Financial Officer. These sales targets are derived by calculating the estimated sales necessary for the Company to achieve the respective quarterly revenue targets used for the Executive Bonus Plan. The Chief Executive Officer and Chief Financial Officer set both a low-end sales target (“Minimum Sales Threshold”) and a high-end sales target (“Sales Target”). Mr. Strelzick does not receive any commission payment unless the Company achieves the Minimum Sales Threshold. If the Company achieves the Minimum Sales Threshold, then Mr. Strelzick will receive 80% of his quarterly target commission payment. If the Company achieves sales above the Minimum Sales Threshold, Mr. Strelzick will receive a percentage of his quarterly target commission payment equal to the following:

80% + (20% * (actual quarterly sales – Minimum Sales Threshold) / (Sales Target – Minimum Sales Threshold))

Mr. Strelzick’s commission plan does not have a maximum quarterly payment amount and he may receive greater than 100% of his quarterly target commission payment in any quarter in which we exceed the Sales Target.

The table below shows the target commission amounts approved for Mr. Strelzick and the actual commission amounts paid by quarter in 2010.

Period in 2010	Target Commission Amount	Actual Commission Earned
First Quarter	$53,750	$47,999
Second Quarter	57,500	—
Third Quarter	57,500	59,055
Fourth Quarter	57,500	53,073

In March 2010, the Compensation Committee approved an increase to the quarterly target commission amount for Mr. Strelzick effective April 1, 2010, to bring Mr. Strelzick’s cash compensation in line with the 75th percentile of similarly-situated executives of comparable companies.

In the second quarter of 2010, we did not achieve the Minimum Sales Threshold. Therefore, the Company did not make a commission payment to Mr. Strelzick.

In addition to the commission amounts above, the Compensation Committee elected after the end of the fiscal year to pay Mr. Strelzick a discretionary bonus of $61,927 in order to provide him with a discretionary payment similar to that of the other NEOs for the achievement of the non-GAAP diluted earnings per share target for 2010.

Long-Term Incentives. We utilize long-term equity-based incentives to align the interests of our executive officers with those of our stockholders and to promote a longer-term performance perspective and progress toward achieving our long-term strategy. In addition, equity-based awards provide an important retention tool for us because they historically have been subject to vesting based on continued service. Our 2008 Equity Incentive Plan (the “2008 Plan”), which was adopted in May 2009 upon our initial public offering, allows for the grant of stock options, RSUs, restricted stock and other stock-based awards. We have historically granted stock option awards and RSUs to our NEOs.

•

Stock Options: Options only have value to recipients if the stock price increases over the exercise price, which is set equal to the fair market value of the Company’s common stock on the grant date. Options granted to our NEOs generally vest 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months.

•

Restricted Stock Units: RSUs are linked with stockholder value since the value of RSU grants rise or fall with the stock price. RSUs are also intended to encourage retention as they generally vest over a period of four years.

Until May 2009, we granted stock options upon hire to each of our NEOs under our Amended and Restated Stock Incentive Plan (“2005 Plan”), which was terminated in May 2009 for purposes of granting any future equity awards. After May 2009, we granted all equity awards under our 2008 Equity Incentive Plan (the “2008 Plan”), which was adopted in May 2009 upon our initial public offering. Mr. Berry was granted stock options to purchase 300,000 shares of our common stock in February 2010 under our 2008 Plan. The size and terms of the initial option grant made to each NEO upon joining our Company are primarily to attract experienced executives with established records of success, and are based on competitive conditions applicable to the NEO’s specific position, as well as his or her experience and compensation requirements relative to our executive officers then employed.

Beginning in 2010, we also made an annual grant of equity-based incentives in the first quarter of the year. These equity grants are designed to reward past performance and to foster retention of our NEOs. Our Compensation Committee determined the appropriate amounts based on a number of factors, including the outstanding equity awards of each NEO and equity awards received by officers at similar organization levels in comparable companies. In addition, the Compensation Committee evaluated each NEO’s overall performance by evaluating Company performance factors such as achievement of our financial and strategic plan and other business objectives, as well as the NEO’s organization level, ability to impact our results that drive stockholder value and potential to take on roles of increasing responsibility. The annual grant of equity-based incentives for 2010 are shown below under “Executive Compensation—Grants of Plan-Based Awards in 2010.” The amount of the equity awards granted to the NEOs was determined based on a target value as set forth in the table below.

Officer	Value of Stock Options (1)	Value of RSUs (2)	Total Value of Equity Awards
Kevin B. Thompson	$700,000	$700,000	$1,400,000
Douglas G. Hibberd	350,000	350,000	700,000
J. Barton Kalsu	100,000	100,000	200,000
Paul Strelzick	350,000	350,000	700,000
Rita J. Selvaggi	350,000	350,000	700,000

(1)	Value determined as of the date of grant using the Black-Scholes option-pricing model.
(2)	Value determined based on the closing price per share of common stock on the date of grant.

In determining the above target values, our Compensation Committee considered the outstanding equity awards of each executive officer, competitive market analysis of Compensia’s compensation review of the 2010 Peer Group and the strategic value of each executive officer. The target grant levels are designed to achieve total compensation levels for our executive officers that approximate the 75th percentile of the 2010 Peer Group.

We chose to grant RSUs in addition to stock options in 2010 to improve the retention value of our equity awards. We expect any future awards to continue to consist of a mix of stock options and RSUs as measured by value, but not necessarily in the same value amounts and equity mix as in 2010.

In addition to the above annual awards, we also granted Mr. Berry 18,000 RSUs in February 2010 to supplement our recent grant of stock options to him at the time of his hire. The Compensation Committee believed this grant of RSUs was advisable in order to provide Mr. Berry with a similar compensation mix as the other NEOs.

Benefits. Our executive officers are eligible to participate in standard employee benefit plans, including medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to similarly-located employees. We maintain a 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all of our U.S. employees are eligible to participate in this plan. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to 90% or the statutory limit, $16,500 in 2010, whichever is less, and have the amount of the reduction contributed to the 401(k) plan. In 2010, we matched a certain percentage of contributions made by all U.S. employees, including our NEOs. The matching contribution amounts to our NEOs are shown below under “Executive Compensation—Summary Compensation Table.”

We believe these benefits are consistent with or better than those offered by companies with which we compete for employees.

Stock Ownership Guidelines

We do not currently have stock ownership guidelines.

Accounting and Tax Considerations

Section 162(m) of the Code sets a limit of $1.0 million on the amount of compensation paid to our Chief Executive Officer and to certain other highly compensated executive officers, other than the Chief Financial Officer, that may be deducted by us for federal income tax purposes in any fiscal year. “Performance-based” compensation that has been approved by our stockholders is not subject to the $1.0 million deduction limit. Although the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, although the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.

Compensation Policies and Practices and Our Risk Management

We believe that our compensation policies and practices for all employees, including our NEOs, do not create risks that are reasonably likely to have a material adverse effect on us. Specifically, the Compensation Committee believes that the balanced utilization of the various elements of the Company’s executive compensation program:

•	Supports the achievement of competitive revenue, earnings and cash performance in variable economic and industry conditions without undue risk; and

•

Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and harm stockholder value.

Compensation Committee Interlocks and Insider Participation

Messrs. Cakebread, Horing, Nye and Sippl served as members of the Compensation Committee in 2010. None of the members of the Compensation Committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Report of the Compensation Committee

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

We, as members of the Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

SUBMITTED BY THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

J. Benjamin Nye (Chair)

Steven M. Cakebread

Jeffrey L. Horing

Roger J. Sippl

Summary Compensation Table

The following table provides information regarding the compensation earned in 2008, 2009 and 2010 by our NEOs.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-equity Incentive Plan Compensation	All Other Compensation		Total (4)
Kevin B. Thompson	2010	$341,667	$97,500	$700,077	$699,762	$192,750	$9,800	(9)	$2,041,556
President and Chief Executive Officer (5)	2009	300,000	—	—	1,893,902	232,500	41,255		2,467,657
	2008	272,917	—	—	—	204,292	—		477,209

Michael J. Berry	2010	284,375	65,000	339,660	3,256,020	105,250	88,577	(10)	4,138,882
Senior Vice President & Chief Financial Officer (6)

Douglas G. Hibberd	2010	261,250	45,500	349,095	349,881	86,463	9,800	(9)	1,101,989
Senior Vice President, Engineering	2009	250,000	—	—	643,232	95,313	9,800		998,345
	2008	213,333	—	—	—	99,643	358		313,334

J. Barton Kalsu	2010	220,250	34,450	100,011	100,429	66,710	9,800	(9)	531,650
Chief Accountant and Vice President, Finance	2009	215,000	—	—	297,223	74,375	91,241		677,839
	2008	185,000	—	—	59,938	72,578	—		317,516

Paul Strelzick	2010	225,423	61,928	349,095	349,881	160,126	9,800	(9)	1,156,253
Senior Vice President, Worldwide Sales	2009	215,000	—	—	265,548	204,568	9,800		694,916
	2008	200,000	—	—	228,119	155,305	—		583,424

Michael S. Bennett	2010	200,000	—	—	1,333,705	69,750	217,623	(11)	1,821,078
Former Executive Chairman (7)	2009	400,000	—	—	1,798,302	245,950	9,800		2,454,052
	2008	372,917	—	—	—	263,245	—		636,162

Rita J. Selvaggi	2010	272,292	—	349,095	349,881	81,963	9,800	(9)	1,063,031
Former Senior Vice President, Marketing (8)	2009	250,000	—	—	462,171	95,313	9,800		817,283
	2008	208,750	—	—	—	88,954	—		297,704

(1)	The amounts reported in this column represent discretionary bonuses paid upon the Company’s achievement of its non-GAAP diluted earnings per share target for the full year 2010. For a detailed discussion of these discretionary bonuses, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Cash Bonuses.”
(2)	The amounts reported in this column relate to grants of restricted stock units and reflect the grant date fair value of awards computed in accordance with ASIC Topic 718. Details regarding these 2010 stock awards can be found in the table “Grants of Plan-Based Awards in 2010” and details regarding the 2010, 2009 and 2008 stock awards that are still outstanding can be found in the table “Outstanding Equity Awards as of December 31, 2010.”
(3)	The amounts reported in this column represent the aggregate grant date fair value of option awards computed in accordance with ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2010 may be found in Note 2 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010. Details regarding these 2010 option awards can be found in the table “Grants of Plan-Based Awards in 2010” and details regarding the 2010, 2009 and 2008 option awards that are still outstanding can be found in the table “Outstanding Equity Awards as of December 31, 2010.”
(4)	We do not have any pension, nonqualified defined contribution, other nonqualified deferred compensation nor deferred compensation plans.
(5)	Mr. Thompson assumed the title of President and Chief Executive Officer on March 1, 2010. Prior to this time, Mr. Thompson was our principal financial officer. The amounts presented represent Mr. Thompson’s compensation earned in the full year 2010 for all positions.
(6)	Mr. Berry was employed by the Company in February 2010 and became our Senior Vice President and Chief Financial Officer on March 1, 2010. The amounts presented represent Mr. Berry’s compensation earned since his initial date of employment.
(7)	Mr. Bennett retired effective June 30, 2010. Mr. Bennett is included in the Summary Compensation Table above and elsewhere in this proxy statement because he was the principal executive officer during a portion of 2010.
(8)	Ms. Selvaggi retired effective November 25, 2010. Ms. Selvaggi is included in the Summary Compensation Table above and elsewhere in this proxy statement because her total compensation exceeds that of certain of our other executive officers in 2010.
(9)	Amounts represent employer contribution to 401(k) plan.
(10)	Amount represents a relocation payment in 2010.
(11)	Amount represents a lump sum cash payment of $200,000 and a $7,823 COBRA employee benefit payment to Mr. Bennett upon his retirement, and a $9,800 employer contribution to his 401(k) plan.

Separation Agreement with Michael S. Bennett

In connection with his retirement, Mr. Bennett entered into a Severance Agreement and Release dated June 30, 2010 with the Company. Under the terms of this agreement, Mr. Bennett was paid a lump sum payment of $200,000, was eligible to receive his quarterly bonus for the second quarter and received accelerated vesting with respect to 150,610 shares of common stock underlying the stock options previously granted to Mr. Bennett. The Company also agreed to reimburse Mr. Bennett for all COBRA employee benefit expenses in excess of his then-current employee benefit payments for one year.

Grants of Plan-Based Awards in 2010

The following table provides information regarding grants of plan-based awards to each of our NEOs in 2010.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Per Share Exercise Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name		Threshold	Target
Kevin B. Thompson	1/1/10	60,000	75,000	—	—	—	—
	2/25/10	—	—	—	64,800	18.87	699,762
	2/25/10	—	—	37,100	—	—	700,077
	4/1/10	60,000	75,000	—	—	—	—
	7/1/10	45,000	75,000	—	—	—	—
	10/1/10	45,000	75,000	—	—	—	—

Michael J. Berry	2/16/10	20,000	25,000	—	—	—	—
	2/16/10	—	—	—	300,000	18.97	3,256,020
	2/25/10	—	—	18,000	—	—	339,660
	4/1/10	40,000	50,000	—	—	—	—
	7/1/10	30,000	50,000	—	—	—	—
	10/1/10	30,000	50,000	—	—	—	—

Douglas G. Hibberd	1/1/10	25,000	31,250	—	—	—	—
	2/25/10	—	—	—	32,400	18.87	349,881
	2/25/10	—	—	18,500	—	—	349,095
	4/1/10	28,000	35,000	—	—	—	—
	7/1/10	21,000	35,000	—	—	—	—
	10/1/10	21,000	35,000	—	—	—	—

J. Barton Kalsu	1/1/10	20,000	25,000	—	—	—	—
	2/25/10	—	—	—	9,300	18.87	100,429
	2/25/10	—	—	5,300	—	—	100,011
	4/1/10	21,200	26,500	—	—	—	—
	7/1/10	15,900	26,500	—	—	—	—
	10/1/10	15,900	26,500	—	—	—	—

Paul Strelzick	1/1/10	43,000	53,750	—	—	—	—
	2/25/10	—	—	—	32,400	18.87	349,881
	2/25/10	—	—	18,500	—	—	349,095
	4/1/10	46,000	57,500	—	—	—	—
	7/1/10	34,500	57,500	—	—	—	—
	10/1/10	34,500	57,500	—	—	—	—

Michael S. Bennett	1/1/10	60,000	75,000	—	—	—	—
	4/1/10	60,000	75,000	—	—	—	—

Rita J. Selvaggi	1/1/10	25,000	31,250	—	—	—	—
	2/25/10	—	—	—	32,400	18.87	349,881
	2/25/10	—	—	18,500	—	—	349,095
	4/1/10	28,000	35,000	—	—	—	—
	7/1/10	21,000	35,000	—	—	—	—
	10/1/10	21,000	35,000	—	—	—	—

(1)	Represents the formulaic quarterly awards under the Executive Bonus Plan for all NEOs other than for Mr. Strelzick, whose amounts represent the formulaic quarterly awards under his commission plan. For a detailed discussion of the quarterly threshold amounts and target bonus amounts, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Cash Bonuses.” There were no maximum amounts set for awards under the Executive Bonus Plan or the commission plan.

(2)	Represents restricted stock units granted under our 2008 Plan on the dates set forth in this table. The restricted stock units vest at the rate of 25% on each of the first four anniversaries of the vesting commencement date, subject to continued service through each applicable date.
(3)	Represents stock option awards granted under our 2008 Plan on the dates set forth in this table. The options vest at the rate of 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. The options have a maximum term of ten years.
(4)	Value was based on the per share fair market value of our common stock on the date of grant.
(5)	The amounts reported in this column represent the aggregate grant date fair value of the option awards computed in accordance with ASC Topic 718.

Outstanding Equity Awards as of December 31, 2010

The following table presents certain information concerning outstanding equity awards held by each of our NEOs as of December 31, 2010.

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested
Kevin B. Thompson	422,881	—	$2.69	7/26/2016	—	—
	150,000	—	2.69	10/2/2016	—	—
	67,186	7,814	4.06	7/26/2017	—	—
	161,873	48,127	4.35	11/14/2017	—	—
	132,714	185,803	10.00	4/23/2019	—	—
	—	64,800	18.87	2/25/2020	—	—
	—	—	—	—	37,100	$700,077

Michael J. Berry	—	300,000	18.97	2/16/2020	—	—
	—	—			18,000	339,660

Douglas G. Hibberd	7,500	41,252	4.35	11/14/2017	—	—
	4,508	63,105	10.00	4/23/2019	—	—
	—	32,400	18.87	2/25/2020	—	—
	—	—	—	—	18,500	349,095

Paul Strelzick	71,197	26,253	4.35	10/25/2017	—	—
	61,124	24,376	4.48	1/23/2018	—	—
	18,608	26,052	10.00	4/23/2019	—	—
	—	32,400	18.87	2/25/2020	—	—
	—	—	—	—	18,500	349,095

J. Barton Kalsu	80,795	31,002	4.35	10/25/2017	—	—
	17,499	6,501	4.48	1/23/2018	—	—
	20,827	29,160	10.00	4/23/2019	—	—
	—	9,300	18.87	2/25/2020	—	—
	—	—	—	—	5,300	100,011

Michael S. Bennett	163,821	—	10.00	4/23/2019	—	—

Rita J. Selvaggi	254,228	—	2.69	8/8/2016	—	—
	78,749	—	4.35	11/14/2017	—	—
	30,767	—	10.00	4/23/2019	—	—

(1)	The option awards granted to our NEOs vest at the rate of 25% of the total number of shares on the first anniversary of the vesting commencement date, with the remainder of the shares vesting ratably over the next 36 months, subject to continued service through each applicable date.
(2)	The stock awards granted to our NEOs are restricted stock units that vest at the rate of 25% on each of the first four anniversaries of the vesting commencement date, subject to continued service through each applicable date.

Option Exercises During 2010

The following table presents certain information regarding stock options exercised by our NEOs in 2010. The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options. No stock awards granted to our NEOs vested in 2010.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Kevin B. Thompson	67,676	$1,193,612
Michael J. Berry	—	—
Douglas G. Hibberd	542,896	8,031,351
J. Barton Kalsu	25,998	384,580
Paul Strelzick	54,000	781,020
Michael S. Bennett	2,969,761	36,323,927
Rita J. Selvaggi	126,540	2,057,536

Trading Plans

We have authorized our executive officers to enter into trading plans established according to Section 10b5-1 of the Exchange Act with an independent broker-dealer (“broker”) designated by us. These plans include specific instructions for the broker to exercise vested options and sell Company stock on behalf of the officer at certain dates if our stock price is above a specified level. Upon an executive officer entering into a trading plan, we restrict the number of shares eligible to be sold by each executive officer to a set percentage of the officer’s aggregate equity holdings in the Company. The officer no longer has control over the decision to exercise and sell the securities in the plan, unless he or she amends or terminates the trading plan during a trading window. The purpose of such plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of our stock during periods in which the officer would be unable to sell our common stock because material information about us had not been publicly released. As of the record date, all of our executive officers other than Messrs. Hibberd and Kalsu had an active trading plan.

Employment Agreements with Our Executive Officers

In February 2011, we entered into an Amended and Restated Employment Agreement with each of Messrs. Hibberd, Kalsu, Sims, Strelzick and Thompson and an Amendment to Employment Agreement with Mr. Berry. We refer to these Amended and Restated Employment Agreements and Mr. Berry’s Employment Agreement, as amended in February 2011, as the “Employment Agreements.”

Pursuant to the Employment Agreements, each executive officer is paid a base salary, eligible for bonus compensation and entitled to participate in all employee benefit plans and vacation policies applicable to employees resident in the same jurisdiction and reimbursement of business expenses. In addition, we agreed to provide each executive officer with certain payments and benefits in the event of his termination of employment. If the executive officer is terminated for “cause” or upon his voluntary resignation, he will be entitled to receive any base salary earned but not paid through the date of his termination, any earned but unpaid bonus, and any pay for vacation time accrued but not used.

If the executive officer is terminated other than for “cause,” he will be entitled to receive (i) a lump sum cash severance amount equal to six (6) months of his then current annual base salary in the case of Messrs. Hibberd, Kalsu, Sims and Strelzick and 12 months of his then current annual base salary in the case of Messrs. Berry and Thompson, (ii) any earned but unpaid incentive compensation payments, and (iii) reimbursement of health and dental care premiums for the executive officer (other than Mr. Hibberd) and his dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent he is eligible for and elects such continued coverage under COBRA. Mr. Hibberd is not entitled to any reimbursement of health and dental care premiums as he and his family are residents of Australia with government-sponsored health care. These severance payments following termination of employment are conditioned upon the executive officer’s signing a release of claims within 74 days of his termination date and not later revoking the release of claims.

Furthermore, pursuant to the Employment Agreements, if the executive officer is terminated other than for “cause” or in the event of a “constructive termination” during the 12-month period after the effective date of a “change of control,” any of his then-outstanding stock option, restricted stock and restricted stock unit awards would fully vest and he would be entitled to receive (i) any accrued but unpaid salary, vacation or bonus payment, (ii) a lump sum cash severance amount equal to his then current annual base salary in the case of Messrs. Hibberd, Kalsu, Sims and Strelzick, 18 months of his then current annual base salary in the case of Mr. Berry and twice his then current annual base salary in the case of Mr. Thompson, (iii) reimbursement of health and dental care premiums for the executive officer (other than Mr. Hibberd) and his dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent he is eligible for and elects such continued coverage under COBRA.

A termination for “cause” occurs under the Employment Agreements if an executive officer’s employment is terminated for any of the following reasons: (i) substantial and continuous violations of his employment duties or willful disregard of commercially reasonable directives from his managing executive after the executive officer has received sufficient written demand for performance; (ii) moral turpitude, dishonesty or gross misconduct in the performance of the duties of the position or that has materially and demonstrably injured our finances or future business; (iii) material breach of his employment agreement; or (iv) conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement or the like involving our property. However, the events in (i) and (iii) will not constitute “cause” if fully cured by the executive officer within 15 days of his receiving notice in the case of Messrs. Hibberd, Kalsu, Sims, Strelzick and Thompson and 30 days in the case of Mr. Berry.

Pursuant to the Employment Agreements, “constructive termination” occurs upon any of the following without the executive officer’s express written consent: (i) a material reduction of the powers and duties of employment of the executive officer resulting in a material decrease in his responsibilities; (ii) a material reduction in the executive officer’s pay; (iii) a failure to provide directors’ and officers’ liability insurance coverage for the executive officer; or (iv) a material change in the geographic location of the executive officer’s primary work facility or location. However, no act or event will constitute a “constructive termination” if the Company fully cures that act or event within 30 days of receiving notice from the executive officer. “Change of control” is defined as a transaction or series of transactions where the stockholders of the Company immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company; provided however, that a firmly underwritten public offering of the Company’s common stock shall not be deemed a change of control.

Each executive officer also agreed that during the executive officer’s employment and for one year thereafter, the executive officer will not engage in any activity that is in any way competitive with the Company. Pursuant to the Employment Agreements, each executive officer further agreed that during the executive’s employment and for 12 months thereafter in the case of the executive officer’s resignation or six months thereafter in the case of an involuntary termination of the executive officer for any reason, the executive officer may not solicit any of our employees or customers or seek to persuade any customer or prospect to conduct business elsewhere if that business could reasonably be expected to be conducted with us. Pursuant to the employment agreement with Mr. Hibberd, he may not solicit any of our employees or customers as stated above, but the period lasts throughout employment and for 12 months thereafter in all cases.

Potential Payments upon Termination or Change of Control

We have entered into employment agreements, described immediately above, that require specific payments and benefits to be provided to our executive officers in the event of termination of employment. To attract talented, qualified senior executive officers, we believe we must pay severance upon termination without “cause” and in the event of a “constructive termination.” The following table provides the total dollar value of the compensation that would be paid to each of our NEOs in the event of his or her termination following a change in control, as well as other events resulting in termination of employment, as of December 31, 2010. Mr. Bennett and Ms. Selvaggi were not serving as executive officers of the Company as of December 31, 2010 and, for that reason, the amounts actually received by them upon their retirement and resignation are presented above in “Executive Compensation—Summary Compensation Table.

	Severance Other Than for Cause		Change in Control
Kevin B. Thompson	Cash payment equal to 12 months of current annual salary	$350,000	Benefits equal to severance other than for cause	$516,314
	Bonus amounts earned in 2010 but not paid as of December 31, 2010	150,000	Full vesting in all outstanding equity awards (2)	4,315,598
	12 months of health and dental premiums (1)	16,314	Additional cash payment equal to 12 months of current annual salary	350,000

	Total	$516,314	Total	$5,181,912

Michael J. Berry	Cash payment equal to 12 months of current annual salary	$325,000	Benefits equal to severance other than for cause	$441,314
	Bonus amounts earned in 2010 but not paid as of December 31, 2010	100,000	Full vesting in all outstanding equity awards (2)	692,300
	12 months of health and dental premiums (1)	16,314	Additional cash payment equal to 6 months of current annual salary	162,500

	Total	$441,314	Total	$1,296,114

Douglas G. Hibberd	Cash payment equal to 6 months of current annual salary	$135,000	Benefits equal to severance other than for cause	$205,000
	Bonus amounts earned in 2010 but not paid as of December 31, 2010	70,000	Full vesting in all outstanding equity awards (2)	1,822,974
			Additional cash payment equal to 6 months of current annual salary	135,000

	Total	$205,000	Total	$2,162,974

J. Barton Kalsu	Cash payment equal to 6 months of current annual salary	$111,000	Benefits equal to severance other than for cause	$180,314
	Bonus amounts earned in 2010 but not paid as of December 31, 2010	53,000	Full vesting in all outstanding equity awards (2)	1,085,416
	12 months of health and dental premiums (1)	16,314	Additional cash payment equal to 6 months of current annual salary	111,000

	Total	$180,314	Total	$1,376,730

Paul Strelzick	Cash payment equal to 6 months of current annual salary	$115,000	Benefits equal to severance other than for cause	$246,314
	Bonus amounts earned in 2010 but not paid as of December 31, 2010	115,000	Full vesting in all outstanding equity awards (2)	1,872,758
	12 months of health and dental premiums (1)	16,314	Additional cash payment equal to 6 months of current annual salary	115,000

	Total	$246,314	Total	$2,234,072

(1)	Health and Dental Premiums: Value is equal to the total premium amount that would be contributed by the officer and by the Company to the officer’s health and dental insurance coverage for 12 months after termination as of December 31, 2010.
(2)	Vesting in all outstanding equity awards: Value represents the gain the executive officer would receive, calculated as (i) the difference between the stock price on December 31, 2010 and the grant price in the case of unvested options or (ii) the stock price on December 31, 2010 for unvested restricted stock units. The stock price on December 31, 2010 was $19.25 per share.

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

We have also entered into agreements to indemnify our current directors and executive officers and expect to continue to enter into agreements to indemnify any future directors and executive officers and such other employees as may be determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors’ and officers’ liability insurance for our directors and executive officers.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enacted in July 2010 enables our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules.

The Compensation Committee and the Board believe that the Company’s executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this proxy statement reflects the Company’s goals of linking Company performance with executive compensation. The Compensation Committee and the Board believe that the executive compensation program is rational and effective in that it aligns the interests of the executives with both the short-term and long-term interests of the Company’s stockholders.

This proposal gives you as a stockholder the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“RESOLVED, that the Company’s executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this proxy statement are hereby approved.”

Because this vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will strongly consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this proxy statement.

Required Vote and Recommendation of the Board for Proposal Three

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the annual meeting. If you abstain from voting on the proposal or your broker is unable to vote your shares, it will have the same effect as a vote against the proposal.

Our Board recommends that you vote FOR approval of the above resolution.

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires us to include, at least once every six years, an advisory vote on how frequently our stockholders wish us to seek the advisory vote on executive compensation such as Proposal Three above. Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years, or abstain from voting.

The Board has determined that an advisory vote on executive compensation held every three years would be the best approach for the Company based on a number of considerations, including, among other things, the following:

•	a significant portion of the compensation of our NEOs is correlated with our long-term company performance and stockholder returns;

•

we believe that a triennial vote will give our stockholders a better opportunity to assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance; and

•	a triennial vote allows time for the Board and its committees to review and respond to stockholders’ views on executive compensation and to change, if necessary, our executive compensation program.

Because this vote is advisory, it will not be binding upon the Board or the Company and the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Required Vote and Recommendation of the Board for Proposal Four

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. The frequency of future Say on Pay votes receiving the highest number of affirmative votes will be the recommendation to the Board.

Our Board recommends that you vote for the advisory vote on executive compensation to be held every THREE YEARS.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the notice of annual meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronically, in writing or in person, without receiving any extra compensation for such activities.

Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, is available free of charge on the investor relations portion of our website at www.solarwinds.com.

The Board of Directors of SolarWinds, Inc.

Austin, Texas

April 8, 2011

SOLARWINDS, INC. 3711 SOUTH MOPAC EXPRESSWAY, BUILDING TWO AUSTIN, TX 78746 ATTN: CORPORATE SECRETARY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials or conserve natural resources, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01 Mark Bonham 02 Steven M. Cakebread 03 Roger J. Sippl
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.						☐	☐	☐

3	Approve, by non-binding vote, the Company’s overall executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in the Proxy Statement.						☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:						3 years	2 years	1 year	Abstain
4	To recommend, by non-binding vote, the frequency of executive compensation votes.					☐	☐	☐	☐
NOTE: And to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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SOLARWINDS, INC.

Annual Meeting of Stockholders

May 19, 2011 8:30 AM CDT

This proxy is solicited by the Board of Directors.

The undersigned stockholder(s) of SolarWinds, Inc. (the “Company”) hereby appoint(s) Kevin B. Thompson and Michael J. Berry, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned and to vote, as designated on the reverse side of this ballot, all of the shares of the Company’s common stock that the stockholder(s) is/are entitled to vote at the Company’s annual meeting of stockholders to be held at 8:30 AM, CDT on May 19, 2011, at the Four Seasons Hotel at 98 San Jacinto Blvd., Austin, TX 78701, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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